Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into as of November 17, 2008 by and between Jamba Juice Company (“Company”) and James White (“Executive”).

The parties agree as follows:

1. Employment. Company hereby agrees to employ Executive and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Executive is employed as Chief Executive Officer and President and shall have the duties and responsibilities assigned by the Company’s Board of Directors (“Board”) both upon initial hire and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s duties at any time in its sole and absolute discretion, provided that the duties assigned are consistent with the position of Executive’s duties, responsibilities and status with Company in his position as the Chief Executive Officer and President and that Executive continues to report directly to the Board of Directors of Company. It is the intention of Company that the Board of Directors Jamba, Inc., the Company’s parent company (“Parent”)), will vote to elect Executive to the Board of Directors of Parent.

2.2 Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, provided that Executive may continue to serve on the boards of directors of other companies so long as such service is in accordance with Company’s policies governing such activities.

2.3 Work Location. Executive’s principal place of work shall be located in Emeryville, California, or such other location as the parties may agree upon from time to time.

2.4 Start Date. Executive’s employment with the Company shall commence on December 1, 2008, or such other date as may mutually agreed between the parties (the “Effective Date”).

3. Term.

3.1 Initial Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date and continuing for a period of three (3) years following such date (“Initial Term”), unless sooner terminated in accordance with section 7 below.

3.2 Renewal. On completion of the Initial Term specified in subsection 3.1 above, this Agreement will automatically renew for subsequent two-year terms unless either party provides at least ninety (90) days’ advance written notice to the other that Company/Executive does not wish to renew the Agreement for a subsequent two-year term. In the event either party gives notice of nonrenewal pursuant to this subsection 3.2, this Agreement will expire at the end of the current term.

4. Compensation.

4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of $550,000 per year, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

4.2 Signing Bonus. Company will provide Executive with a one-time signing bonus (“Signing Bonus”), in the amount of One Hundred Thousand Dollars ($100,000), less applicable withholding. The Signing Bonus will be paid in a single lump sum payment on the Company’s first regular payroll date immediately following Executive’s first day of employment.

4.3 Additional Compensation. In addition to the Base Salary, Executive will be eligible to receive compensation of:

(a) up to 100% of the Base Salary then in effect, based on targets established by the Board (or appropriate committee thereof) and as determined by Company in its sole and absolute discretion. The target bonus (“Target Bonus”) award will be established on an annual basis for Executive as part of an annual bonus plan which is reviewed and approved by the Board. The first annual period for which the Target Bonus will be determined is the Company’s fiscal year ending December 29, 2009.

(b) an option grant to purchase 1,500,000 shares of Parent’s common stock, as an inducement grant to join Company, made at the Effective Date, with a strike price equal to the fair market value of Parent’s common stock at the date of grant, such options to be issued outside Parent’s 2006 Employee, Director and Consultant Stock Plan, not intending to qualify as an “incentive stock option” under the Internal Revenue Code of 1986, as amended (the “Code”), and to vest over four (4) years so long as Executive remains an employee of Company, with twenty-five percent (25%) of the total number of shares subject to this option vesting on each anniversary of the Effective Date.

Following the grant of the option above, any other grants of options or other equity awards to Executive, and the terms and conditions thereof, will be determined by the Board of Directors of Parent (or appropriate committee thereof).

(c) a retention bonus equal to the lesser of (i) $500,000, less applicable withholding or (ii) such amount as would result in a net of tax amount retained by Executive equal to $300,000 and to be paid in a lump sum payment as of the Company’s first regular payroll date immediately following the Executive’s first day of employment (such total amount paid by the Company, inclusive of the applicable withholding taxes, the “Retention Bonus”). The Retention Bonus shall vest over a three (3) year period with one-third vesting on each consecutive anniversary of the Effective Date beginning with the first anniversary thereof. In the event the Executive terminates his employment on a voluntary basis and not for Good Reason (as defined in subsection 7.4(b) below) prior to or on the first anniversary of the Effective Date, Executive will be required to repay to the Company the full amount of the Retention Bonus. In the event Executive terminates his employment on a voluntary basis and not for Good Reason after the first anniversary of the Effective Date but prior to or on the second anniversary of the Effective Date, Executive will be required to repay to the Company two thirds of the full amount of the Retention Bonus. In the event Executive terminates his employment on a voluntary basis and not for Good Reason after the second anniversary of the Effective Date but prior to or on the third anniversary of the Effective Date, Executive will be required to repay to the Company one third of the full amount of the Retention Bonus. All applicable Retention Bonus repayments by Executive shall be made in full within sixty (60) days after the termination of Executive’s employment.

4.4 Performance and Salary Review. Company will periodically review Executive’s performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by Company in its sole and absolute discretion; provided, however, that the foregoing shall not limit in any way Executive’s ability to resign for Good Reason as provided in Sections 7.3(b) and 7.4 below in connection with a material reduction of Executive’s base compensation and Executive’s right to severance payment in connection therewith.

5. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Company’s policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (c) not be subject to liquidation or exchange for another benefit.

7. Termination of Executive’s Employment.

7.1 Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) conviction or plea of guilty or nolo contendere to any felony or crime involving moral turpitude or dishonesty; (b) participation in a fraud or embezzlement against the Company; (c) failure to substantially perform the material duties and obligations of employment, which failure continues uncured after written notice thereof by the Company and a reasonable opportunity to cure; or (d) material violation of a statutory duty Executive owes to the Company, which violation continues uncured after written notice thereof by the Company and a reasonable opportunity to cure. In the event Executive’s employment is terminated in accordance with this subsection 7.1, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Packages described in subsections 7.2(a) and 7.4(a) below.

7.2 Termination Without Cause by Company/Severance. Company may terminate Executive’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Executive. In the event of such termination, Executive will receive the Base Salary prorated to the date of termination and the Severance Package described in subsection 7.2(a) below, provided Executive complies with all of the conditions described in subsection 7.2(b) below.

(a) Severance Package. The Severance Package shall consist of the following:

(i) a severance payment equal to: (A) one year of Executive’s Base Salary then in effect on the date of termination; plus (B) the average cash bonus (excluding the Signing Bonus and the Retention Bonus) paid to Executive for the most recent three (3) years of employment, with the payments contemplated in (A) and (B) payable equally over a fifty-two (52) week period (the “Severance Period”). These payments will be made on the Company’s ordinary payroll dates beginning with the Company’s first regularly scheduled payday occurring 60 days following the Executive’s employment termination date and will be subject to standard payroll deductions and withholdings;

(ii) one (1) year of accelerated vesting in unvested stock options previously granted to Executive (which options shall have a post termination exercise period of twelve (12) months (but in any event, not beyond the option’s original term)); and

(iii) if Executive was covered under the Company’s group health plan as of the date of Executive’s Termination Without Cause, Company agrees to pay the premiums required to continue Executive’s group health care coverage for the twelve (12) month period immediately following Executive’s termination of employment, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive timely elects to continue and remains eligible for these group health benefits under COBRA and the terms of the Company’s group health plan, and does not obtain health coverage through another employer during this period. Thereafter, Executive will be solely responsible for payment of his COBRA premiums.

Notwithstanding the above, during the Severance Period, Executive shall use Executive’s best efforts to obtain other employment and to pursue other business opportunities and activities, at a comparable level, and any amounts otherwise payable pursuant to this Section 7.2 shall be reduced by all cash amounts (whether direct or indirect salary, compensation or otherwise) earned by Executive from other employment or business activities prior to the end of the Severance Period.

(b) Conditions To Receive Severance Package. Executive will receive the Severance Package described in subsection 7.2(a) above, provided that Executive: (i) complies with all surviving provisions of this Agreement as specified in subsection 13.8 below; (ii) executes a full general release in favor of the Company and in a form acceptable to Company, releasing all claims, known or unknown, that Executive may have against Company and Parent arising out of or any way related to Executive’s employment or termination of employment with Company, and such release has become effective in accordance with its terms prior to the 60th day following the termination date; (iii) complies with the provisions of Sections 9 and 10 as well as other continuing obligations described in this Agreement; and (iv) agrees not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company. All other Company obligations to Executive will be automatically terminated and completely extinguished.

7.3 Voluntary Resignation by Executive. Executive may voluntarily resign Executive’s position with Company at any time, on thirty (30) days’ advance written notice. In the event of such resignation,

(a) if the resignation is not for Good Reason (as defined in subsection 7.4(b)), Executive will be entitled to receive only the Base Salary for the thirty-day notice period and no other amount. Executive will not be entitled to receive the Severance Packages described in subsection 7.2(a) above or subsection 7.4(a) below. If Executive voluntarily resigns on or before the third anniversary of the Effective Date, Executive will be subject to the requirements of section 4.3(c) regarding the payment of the unvested Retention Bonus.

(b) if the resignation is for Good Reason, Executive shall be entitled to receive the Severance Package described in subsection 7.2(a) above, provided Executive complies with all of the conditions described in subsection 7.2(b) above.

Upon Executive’s resignation, other than as provided above, all other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.

7.4 Termination Upon A Change In Control. If Executive’s employment is terminated by Company without Cause (as defined in subsection 7.1 above) or Executive resigns for Good Reason (as defined in subsection 7.4(b) below), either of which occurs within twelve (12) months of a Change in Control (as defined in subsection 7.4(c) below), Executive shall be entitled to receive the Severance Package described in subsection 7.4(a) below, in lieu of the Severance Package described in subsection 7.2(a) above, provided Executive complies with all of the conditions described in subsection 7.2(b) above.

(a) Severance Package: The Severance Package will consist of the following:

(i) a severance payment equal to: (A) Eighteen (18) months of Executive’s Base Salary then in effect on the date of termination of employment (Base Salary shall be determined without regard to any reduction thereof which would constitute “Good Reason” as defined in Section 7.4(b)), plus (B) a payment equal to one and one-half times the annual Target Bonus based on the most recent Target Bonus paid to Executive, with the payments contemplated in (A) and (B) payable equally over a fifty-two (52) week period (the “CIC Severance Period”). These payments will be made on the Company’s ordinary payroll dates beginning with the Company’s first regularly scheduled payday occurring 60 days following the Executive’s employment termination date and will be subject to standard payroll deductions and withholdings;

(ii) one (1) year of accelerated vesting in unvested stock options previously granted to Executive (which options shall have a post termination exercise period of twelve (12) months (but in any event, not beyond the option’s original term)); and

(iii) if Executive was covered under the Company’s group health plan as of the date of Executive’s Termination Upon a Change in Control, Company agrees to pay the premiums required to continue Executive’s group health care coverage for the eighteen (18) month period following Executive’s termination, under the applicable provisions of COBRA, provided that Executive timely elects to continue and remains eligible for these benefits under COBRA and the terms of the Company’s group health plan, and does not obtain health coverage through another employer during this period. Thereafter, Executive will be solely responsible for payment of his COBRA premiums.

Notwithstanding the above, during the CIC Severance Period, Executive shall use Executive’s best efforts to obtain other employment and to pursue other business opportunities and activities, at a comparable level, and any amounts otherwise payable pursuant to this Section 7.4 shall be reduced by all cash amounts (whether direct or indirect salary, compensation or otherwise) earned by Executive from other employment or business activities prior to the of the CIC Severance Period.

(b) Good Reason. “Good Reason” shall mean any one or more of the following without Executive’s written consent: (i) the assignment to Executive of any duties, or any limitation of Executive’s responsibilities, substantially inconsistent with the Executive’s positions, duties, responsibilities and status with Company immediately prior to the date of the Change in Control; (ii) the relocation of the principal place of Executive’s service to a location that is more than sixty (60) miles from Executive’s principal place of service immediately prior to the date of the Change in Control; or (iii) any material failure by Company to pay, or any material reduction by Company of, Executive’s base compensation in effect immediately prior to the date of resignation. Good Reason shall not exist unless Executive notifies Company in writing of the existence of the applicable condition specified above not later than ninety (90) days after the initial existence of the condition, and Company fails to remedy such condition within thirty (30) days after receipt of such notice.

(c) Change of Control. A Change of Control means (i) a sale of substantially all of the assets of Parent (other than any Company store refranchising transactions), (ii) a merger or consolidation in which Parent is not the surviving corporation, (iii) a reverse merger in which Parent is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by Parent) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of Parent representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors. Notwithstanding the foregoing, with respect to items (ii), (iii) and (iv) of the foregoing, any transaction in which members of the Board of Directors of Parent immediately prior thereto constitute at least a majority of the Board of Directors of the surviving entity immediately after the transaction shall not be deemed to constitute a Change of Control.

7.5 Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive: (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under this Agreement shall be payable either: (a) in full, or (b) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by independent public accountants (the “Accountants”) selected by the Company, whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the

Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

7.6 Termination of Employment Upon Nonrenewal. In the event either party decides not to renew this Agreement for a subsequent one-year term in accordance with subsection 3.2 above, this Agreement will expire, Executive’s employment with Company will terminate and Executive will only be entitled to Executive’s Base Salary paid through the last day of the current term. All other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished. In addition, Executive will not be entitled to the Severance Packages described in subsections 7.2(a) and 7.4(a) above.

8. No Conflict of Interest. During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by Company in its sole discretion. If Company believes such a conflict exists during the term of this Agreement, Company may ask Executive to choose to discontinue the other work or resign employment with Company. In addition, Executive agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company’s prior written consent, during the term of Executive’s employment. Executive represents and warrants that it has the legal right to enter into this Agreement, that this Agreement does not conflict with or violate any existing contract or obligation of Executive and agrees to indemnify and hold harmless the Company from and against any claims by any party for any such conflict or violation.

9. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Company’s Employee Nondisclosure, Assignment and Non-Solicitation Agreement, which is provided with this Agreement and incorporated herein by reference.

10. Nonsolicitation of Company’s Employees. Executive agrees that for the two (2) year period following Executive’s termination of employment for any reason, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or attempting to hire any of Company’s employees or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company.

11. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in sections 8-10 would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

12. Agreement to Arbitrate. To the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for injunctive relief pursuant to section 11 above are excluded. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of Company.

12.1 Consideration. The mutual promise by Company and Executive to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

12.2 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

12.3 Arbitration Procedure. The arbitration will be conducted in San Francisco, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

12.4 Costs of Arbitration. Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

13. General Provisions.

13.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

13.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

13.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California.

13.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice to the Company shall be sent to the attention of its General Counsel by facsimile to 510-653-0643 or at its address set forth below, and notice to Executive shall be sent to his address on file with the Company, or such other address as either party may specify in writing.

13.8 Survival. Sections 8 (“No Conflict of Interest”), 9 (“Confidentiality and Proprietary Rights”), 10 (“Nonsolicitation”), 111 (“Injunctive Relief”), 122 (“Agreement to Arbitrate”), 133 (“General Provisions”) and 155 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

14. Application of Section 409A.

14.1 Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A (the “Section 409A Regulations”) of the Code shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. For purposes of this Agreement, the right to a series of installment payments shall be treated as a right to a series of separate payments within the meaning of the 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

14.2 The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

14.3 Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (a) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (b) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

14.4 For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

15. Entire Agreement. This Agreement, including Company’s Employee Nondisclosure, Assignment and Non-Solicitation Agreement incorporated herein by reference and any documents related to Executive’s equity awards, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Chairman of the Compensation and Executive Development Committee of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: November 17, 2008	/s/ James White
JAMES WHITE

JAMBA JUICE COMPANY

Dated: November 17, 2008	By:	/s/ Steven R. Berrard
	Name:	Steven R. Berrard
	Title:	President and Chief Executive Officer

6475 Christie Ave., Ste 150
Emeryville, CA 94608